FOR IMMEDIATE RELEASE

               October 1, 2013

               Contact:   Susan M. Jordan

         732-577-9997

UMH PROPERTIES, INC. DECLARES COMMON AND PREFERRED DIVIDENDS

FREEHOLD, NJ, October 1, 2013…...........On October 1, 2013, the Board of Directors of UMH Properties, Inc. (NYSE:UMH) declared its quarterly cash dividend on the Company’s Common Stock of $0.18 per share payable December 16, 2013 to shareholders of record at the close of business November 15, 2013.  The Company’s annual dividend rate on its Common Stock is $0.72 per share.

Also on October 1, 2013, the Board of Directors declared a quarterly dividend of $0.515625 per share for the period from September 1, 2013 through November 30, 2013, on the Company’s 8.25% Series A Cumulative Redeemable Preferred Stock payable December 16, 2013 to shareholders of record at the close of business on November 15, 2013.  Series A preferred share dividends are cumulative and payable quarterly at an annual rate of $2.0625 per share.

UMH, which was organized in 1968, is a public equity REIT that owns and operates sixty-eight manufactured home communities containing approximately 12,800 developed home sites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana and Michigan.  In addition, the Company owns a portfolio of REIT securities.

# # # # #